                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
FalconStor Software, Inc.

We consent to the  incorporation  by reference  of our report dated  January 28,
2003,  except for note 16,  which is as of February  26,  2003,  relating to the consolidated balance sheets of FalconStor Software,  Inc. and subsidiaries as of
December  31,  2002  and  2001,  and  the  related  consolidated  statements  of operations,  stockholders' equity and comprehensive loss, and cash flows for the years ended December 31, 2002 and 2001 and the period from  inception  (February
10, 2000) through December 31, 2000, in the  registration  statement on Form S-8 of FalconStor Software,  Inc. and to the reference to our firm under the heading
"Experts" in the registration statement.

/s/ KPMG LLP
Melville, New York
March 14, 2003